Exhibit 99.1

NEWS RELEASE
	Contact:	Robert D. Hardy, CFO
U.S. Concrete, Inc.
713-499-6222

FOR IMMEDIATE RELEASE

U.S. CONCRETE UPDATES FOURTH QUARTER
EXPECTED FINANCIAL RESULTS AND ANNOUNCES
2007 REVENUE AND EARNINGS GUIDANCE

•	Expects to report fourth quarter 2006 revenues of approximately $211 million and EBITDA of $19 million to $20 million

•	Expects to report EBITDA of $75 million to $76 million for full year 2006 on revenue of approximately $790 million

•	Records non cash charge to reduce carrying value of its Michigan operations, primarily goodwill

•	Provides estimated earnings range of $0.54 to $0.60 per diluted share for full year 2007

               HOUSTON, TEXAS – January 30, 2007 – U.S. Concrete, Inc. (NASDAQ: RMIX) today announced that it expects to report a fourth quarter 2006 net loss of approximately $(0.62) - $(0.63) per diluted share which assumes approximately 38.3 million shares outstanding for the fourth quarter of 2006. The expected net loss for the fourth quarter of 2006 includes a $26.8 million, or $0.70 per share, after-tax non cash charge, primarily to reduce the carrying value of the Company’s goodwill associated with its Michigan assets pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 142.  Excluding this impairment charge, net income for the fourth quarter of 2006 would have been $0.07 to $0.08 per diluted share, which is consistent with or slightly above the Company’s previously issued earnings guidance.  Final fourth quarter and full-year 2006 results remain subject to the Company’s completion of its usual year-end closing procedures and completion of an audit by its registered independent public accounting firm.  The Company expects to release fourth quarter and full-year 2006 results in late February 2007 and will announce the schedule for the announcement of its earnings and related conference call shortly.

               “Overall, we were pleased with our operating results in the fourth quarter of 2006 as our volumes and revenue exceeded our expectations” stated Michael W. Harlan, U.S. Concrete’s Chief Operating Officer. “After experiencing the effects of the decline in residential construction throughout much of 2006, we are beginning to see increases in the commercial, industrial and public works sectors. While this is encouraging, we do not expect these increases to fully offset the decline experienced in residential construction.”

                Robert D. Hardy, U.S. Concrete’s Senior Vice President and Chief Financial Officer, stated, “Excluding the accounting charge for the impairment of our Michigan operations recorded in the fourth quarter, we are encouraged by the margin trends in our operating results.  Pursuant to SFAS No. 142, we evaluate the carrying value of our goodwill each year and, based on the valuation methodology in this accounting standard, we reduced the carrying value of our Michigan operations, primarily goodwill.  Our Michigan business unit generated positive EBITDA in 2006 and we expect it to be profitable in 2007.  However, these results of operations and expected future profit levels were not sufficient to continue to record our investment at historical costs.  We continue to manage our operating structure and evaluate opportunities in this region with the goal of maximizing our profitability during the current economic cycle.”

               Revenues for the fourth quarter of 2006 are expected to approximate $211 million, slightly higher than previously expected due to stronger-than-anticipated sales volumes of ready-mixed concrete, partially attributable to relatively mild winter conditions during the quarter.   Ready-mixed concrete volumes were 1.9 million cubic yards in the fourth quarter of 2006.  Fourth quarter 2006 EBITDA is expected to be approximately $19 million to $20 million.  Full-year 2006 revenue is expected to approximate $790 million, and full-year 2006 EBITDA is expected to approximate $75 million to $76 million.  Full-year ready-mixed concrete volumes for 2006 were 7.3 million cubic yards.  The Company defines EBITDA as net income (loss) plus the provision for income taxes, net interest expense, noncash impairments and depreciation, depletion and amortization.  EBITDA is a non-GAAP financial measure.  For a reconciliation of EBITDA to the most directly comparable GAAP financial measure, please see “Reconciliation of Non-GAAP Measure” below.

OUTLOOK

               The statements in the following paragraphs are based on the Company’s current expectation, but they do not include the potential effects of any acquisitions or divestitures the Company may complete after the date of this press release.  These statements are forward-looking, and actual results may differ materially.

               Based on the current state of its business and backlog, the Company expects 2007 revenues to be in the range of $900 million and $950 million and earnings per diluted share to range between $0.54 and $0.60.  EBITDA is expected to be in the range of approximately $90 million to $100 million in 2007.  The Company has assumed approximately 40 million shares outstanding for its full-year 2007 earnings per share estimates.

               Commenting on the Company’s outlook, U.S. Concrete’s Chief Executive Officer, Eugene P. Martineau, said “The outlook for the building material sector and the overall U.S. economy continues to have a great deal of uncertainty as we begin the year.  Our 2007 revenue and earnings guidance reflects a continued decline in the residential sector, with commercial, industrial and public works sectors partially mitigating this decline.  2007 ready-mixed concrete volumes are expected to increase in 2007 due to the full year effect of acquisitions we completed during 2006.  On a same-plant-basis, we expect our ready-mixed concrete volumes to be slightly down as compared to 2006 volumes.  Ready-mixed concrete pricing is expected to increase over 2006 levels and we have announced price increases in each of our markets for 2007.  The success of realizing these price increases is dependent on local market conditions and, to a certain extent, the pricing of our raw materials, primarily cement.  We expect revenues and profits in our Western Precast segment to increase in 2007 as we continue to invest in and grow this business.”

               Mr. Martineau continued, “From a capital spending perspective, we expect maintenance capital to be approximately 2.5 percent of revenue in 2007.  However, we have several developmental and plant relocation projects which are scheduled to be completed this year as well.  Taking these developmental and relocation capital outlays into account, we expect total capital expenditures to be $35 million to $40 million in 2007, or about 4 percent of revenue.”

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

               This release uses the non-GAAP financial measure “EBITDA.”  The Company defines EBITDA as net income (loss) plus the provision for income taxes, net interest expense, noncash impairments and depreciation, depletion and amortization.  The Company has included EBITDA in this press release because it is widely used by investors for valuation and for comparing the Company’s financial performance with the performance of other building material companies.  The Company also uses EBITDA to monitor and compare the financial performance of its operations.  EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report.  The expected EBITDA used in this press release of approximately $75 million to $76 million for the full-year 2006 is calculated as follows:  net loss (estimated to be approximately $8 million), plus the provision for income taxes (estimated to be approximately $1 million), net interest expense (estimated to be approximately $22 million) and noncash impairments, depreciation, depletion and amortization (estimated to be approximately $60 million to $61 million).  The expected EBITDA used in this press release of approximately $19 million to $20 million for the fourth quarter of 2006 is calculated as follows:  net loss (estimated to be approximately $24 million), less the benefit for income taxes (estimated to be approximately $9 million), plus net interest expense (estimated to be approximately $7 million) and noncash impairments, depreciation, depletion and amortization (estimated to be approximately $45 million to $46 million).  The expected EBITDA used in this press release of approximately $90 million to $100 million for 2007 is calculated as follows:  net income (estimated to be approximately $20 million to $25 million), plus the provision for income taxes (estimated to be approximately $13 million to $16 million), net interest expense (estimated to be approximately $28 million) and noncash impairments, depreciation, depletion and amortization (estimated to be approximately $30 million).

               Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, net income and cash flow from operations as determined in accordance with GAAP.  All amounts provided above in this section have been rounded to the nearest million-dollar amount.

               U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products and western precast concrete.  The Company has 138 fixed and seven portable ready-mixed concrete plants, 10 pre-cast concrete plants, concrete block plants and eight aggregates facilities.  During 2006, these facilities produced approximately 8.7 million cubic yards of ready-mixed concrete, 4.8 million eight-inch equivalent block units and 4.1 million tons of aggregates.  For more information on U.S. Concrete, visit http://www.us-concrete.com.

This press release contains various forward-looking statements that are based on management’s belief as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them.  Forward-looking statements include, but are not limited to, the statements regarding: expected net income and net income per diluted share for the fourth quarter of 2006 and full-year 2006; expected revenues and EBITDA (and the estimated components for the calculation of EBITDA) for the fourth quarter of 2006 and full-year 2006; expected results of operations of our Michigan operations; estimated ready-mixed concrete sales volumes and selling prices for the fourth quarter of 2006; expected revenues, sales volumes, net income, earnings per diluted share and EBITDA for the full-year 2007; expected improvements in ready-mixed concrete sales pricing in 2007; the expected relative levels of product demand from various industry sectors in 2007; expected incremental revenues and profits in 2007 from acquisitions made during 2006; the expected timing and amount of future capital spending projects; and the expected schedule to release results for the fourth quarter and full-year 2006.  Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete’s business; adverse weather; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete’s filings with the Securities and Exchange Commission, including U.S. Concrete’s Annual Report on Form 10-K for the year ended December 31, 2005, and the Company’s subsequent Quarterly Reports on Form 10-Q.